Exhibit 15.1

April 23, 2025

Qudian Inc.

Building 1, Qudian Innovation Park, Meilin Street

Tongan District, Xiamen

Fujian Province 361100

People’s Republic of China

as the “Company”

Dear Sirs,

We consent to the references to our firm under the heading “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure— If the PRC government deems that the contractual arrangements in relation to the Group VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.” and “Item 4. Information on the Company—C. Organizational Structure—Our Contractual Arrangements with the Group VIEs and Their Shareholders” in Qudian Inc.’s Annual Report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), which is to be filed with the Securities and Exchange Commission (the “SEC”) on April 23, 2025. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Han Kun Law Offices

Han Kun Law Offices